Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Allstate Media Contact:	Allstate Investor Contact:	Resolution Life Contact:
Maryellen Thielen or Brian Faith	Robert Block	Elliot Sloane
(847) 402-5600	(847) 402-2800	(212) 446-1860
mediateam@allstate.com		esloane@sloanepr.com

Allstate Announces the Sale of Lincoln Benefit Life Company

•   Sharpens focus on Allstate’s segmented customer strategy

•   Increases deployable capital by $1 billion

NORTHBROOK, Ill., July 17, 2013 – The Allstate Corporation (NYSE: ALL) today announced a definitive agreement to sell its Lincoln Benefit Life Company (“LBL”) to Resolution Life Holdings, Inc. (“Resolution Life”) for $600 million, thereby exiting the consumer segment served by independent life insurance and annuity agencies and reducing required capital in Allstate Financial by approximately $1 billion. In addition, Allstate Financial will discontinue issuing fixed annuities at year-end 2013 and utilize third party annuity companies to ensure Allstate agencies and exclusive financial specialists continue offering a broad suite of protection and retirement products.

“The sale of Lincoln Benefit Life aligns with our strategy to serve distinct customer segments with differentiated offerings in markets where we have a competitive advantage. This will sharpen Allstate Financial’s focus on the Allstate agency channel while still providing a broad suite of products for our customers,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “This divestiture is one of many actions we have taken to strategically focus Allstate Financial and deploy capital to earn attractive risk-adjusted returns. This action also advances Allstate’s key priorities, including reducing exposure to spread-based business and interest rates.”

Transaction Details

Allstate has entered into a definitive agreement to sell LBL to Resolution Life for $600 million, generating cash proceeds, inclusive of tax benefits, of approximately $785 million. The transaction is expected to close by the end of the year, subject to customary regulatory approvals. The sale of LBL is estimated to result in a GAAP loss on sale in the range of $475 million to $525 million, after-tax, and a reduction in GAAP equity, including the impact to unrealized capital gains and losses, in the range of $575 million to $675 million. This transaction will result in a statutory gain of $350 million to $400 million, increase Allstate’s deployable capital by approximately $1 billion and reduce Allstate life and annuity reserves by $13 billion.

The business being sold had $341 million of premiums and contract charges, representing 15% of Allstate Financial’s 2012 total. Normal after-tax returns have averaged approximately 1% of transaction reserves.

As a result of this transaction, Allstate will not sell new life or retirement products through independent life insurance and annuity agencies. Allstate will continue to service in-force LBL business sold through independent life insurance and annuity agencies for a 12- to 18-month transition period, after which this business will be administered by Resolution Life. Resolution Life was founded by The Resolution Group, which has a consistent track record of establishing businesses in the United Kingdom for the management of in-force life insurance policies. Its operations in the United States are led by a seasoned executive team with extensive life insurance experience. Resolution Life has a long-term view of the market and is committed to retaining in-force customers and providing excellent customer experiences and support.

Allstate agencies and exclusive financial specialists will continue to sell LBL life products until Allstate Financial transitions these products to another Allstate company. When the transaction closes, in-force LBL life and all LBL payout annuity business sold through the Allstate agency channel will continue to be reinsured and serviced through Allstate.

Allstate Financial Annuity Strategy

Consistent with Allstate’s strategy to reduce its exposure to spread-based business, Allstate Financial will cease issuing fixed annuities at year-end 2013. Allstate agencies and exclusive financial specialists will serve their customers by continuing to offer a broad suite of life, retirement, savings, long-term care and disability products that are either issued by Allstate or provided by other companies.

“Allstate is committed to making the changes necessary to strengthen and grow the Allstate Financial business by focusing on life insurance sold through Allstate agencies and the worksite benefits market, where our competitive advantages generate profitable growth,” said Don Civgin, president and chief executive officer of Allstate Financial.

Lincoln Benefit Life

Based in Lincoln, Neb., LBL was founded in 1938 and acquired by Allstate in 1984. Lincoln Benefit Life products are sold through independent agents by means of master brokerage agencies, independent agents, and Allstate exclusive agencies in all states except New York, the District of Columbia, Guam and the U.S. Virgin Islands.

Resolution Life

Resolution Life Holdings, Inc. is a Delaware corporation established by British financial services investor, The Resolution Group. Its strategy is to acquire a number of life insurance businesses in the United States and focus on the needs of existing customers over the long run, rather than actively seeking new sales. Resolution Life is separate from Resolution Limited, a company publicly traded on the London Stock Exchange, which also was founded by The Resolution Group.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about reducing our exposure to spread-based products and interest rates, generating a statutory gain and deployable capital, reducing reserves, earning returns, projecting the loss and reduction in GAAP equity generated through the sale of LBL, and closing on the sale by year-end. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions, and projections. Actual results may differ materially from those projected based on the risk factors described below:

•                  Lower new sales of spread-based products could negatively impact investment portfolio levels and complicate settlement of expiring contracts, including forced sales of assets with unrealized capital losses.

•                  Regulatory reforms and any additional legislative changes or regulatory requirements on the financial services industry may make it more expensive for us to conduct our business, or limit our ability to grow or to achieve profitability.

•                  Limits on the ability of our insurance company subsidiaries to pay dividends could adversely affect holding company liquidity and the ability to distribute deployable capital.

•                  The loss on sale and reduction in GAAP equity calculations will fluctuate based on investment fair value valuations.  Changing market conditions could result in actual amounts recorded being materially different from the estimates.

•                  Closing of this transaction is subject to regulatory approvals which could affect the estimated closing date.

Allstate assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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